UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2018

Arsanis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

890 Winter Street, Suite 230 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-5704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On June 6, 2018, Arsanis, Inc. (the “Company”) entered into an Indenture of Lease (the “Lease Agreement”) with BP Bay Colony LLC (“Lessor”) pursuant to which the Company has agreed to lease 10,290 square feet of property to be used for general office purposes (the “Leased Property”) located at 950 Winter Street in Waltham, Massachusetts. The Company intends to move all of its operations currently conducted at 890 Winter Street, Suite 230, Waltham, Massachusetts to the Leased Property.

The term of the Lease Agreement commences on the earlier of (a) the later to occur of (x) that date on which the premises are ready for occupancy and (y) December 1, 2018, or (b) the date on which the Company commences occupancy (the “Commencement Date”) and expires approximately five years from the Commencement Date. The Company currently anticipates that the term will begin on December 1, 2018. The Company has the option to extend the term for one additional five-year period upon the Company’s written notice to the Lessor at least nine months and no more than 12 months in advance of the extension. The Lease Agreement also grants the Company a one-time right of first offer, subject to certain terms and conditions, for additional space containing approximately 4,000 square feet.

The total cash obligation for the base rent over the initial term of the Lease Agreement is approximately $2.2 million. In addition to the base rent, the Company is also responsible for its share of operating expenses, electricity and real estate taxes, in accordance with the terms of the Lease Agreement. The Company will provide a security deposit in the amount of $117,048.75 to the Lessor.

If the Company is considered in default under the terms of the Lease Agreement (a “Default”) and fails to cure such Default in the applicable time period prescribed under the Lease Agreement, the Lessor may terminate the Lease Agreement and the Company will be required to pay the difference between the remaining rent payments through the expiration of the Lease Agreement and any rental income from reletting the Leased Property over such time period, after deducting any expenses incurred in connection with such reletting. Alternatively, the Lessor may elect to receive, by notice to the Company and as final damages in lieu of all other damages beyond the date of such notice, an amount equal to the excess (if any) of the discounted present values, at a discount rate of 6%, of (i) the remaining rent payments through the expiration of the Lease Agreement over (ii) the remaining rent payments that the Lessor would receive if the premises were re-leased at the fair market rate prevailing at the time of such notice for the remainder of the original lease term. Circumstances which may be considered a Default under the Lease Agreement include the failure to timely pay any rent obligations and the filing by the Company of a petition for liquidation or reorganization under bankruptcy law.

The foregoing is a summary of the Lease Agreement and is qualified in its entirety by reference to the Lease Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Indenture of Lease, dated June 6 2018, by and between the Company and BP Bay Colony LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARSANIS, INC.

Date: June 12, 2018	By:	/s/ Michael P. Gray
Michael P. Gray
Chief Operating Officer and Chief Financial Officer